Exhibit 99.1

                           Explanation of Responses:


(1) On November 10, 2008, 9,750 shares of Series B Preferred Stock of Penn National Gaming, Inc. ("Penn") were reported on Form 3. At that time, 157,822 shares of Penn common stock ("Common Stock") were inadvertently omitted and have been included in this amended Form 3.

(2) Pursuant to the Stock Purchase Agreement, dated December 26, 2007, by and among PNG Holdings LLC ("PNG Holdings") and the sellers listed on Schedule I thereto, PNG Holdings acquired 202,336 shares of Common Stock. FIG PNG Holdings LLC ("FIG PNG Holdings") has an equity interest in 78% of PNG Holdings and by virtue of such interest has an equity interest in 157,822 shares of Common Stock. FIG PNG Holdings is owned by Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D) L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Coinvestment Fund A) L.P., Fortress Investment Fund V (Coinvestment Fund D) L.P., (collectively, "Fund V ADE Funds"), and Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P., Fortress Investment Fund V (Coinvestment Fund B) L.P., Fortress Investment Fund V (Coinvestment Fund C) L.P., Fortress Investment Fund V (Coinvestment Fund F) L.P., (collectively, "Fund V BCF Funds"). Fortress Fund V GP L.P. is the general partner of each of the Fund V ADE Funds, and the general partner of Fortress Fund V GP L.P. is Fortress Fund V GP Holdings Ltd., which is wholly-owned by Fortress Operating Entity II LP ("FOE II"). Fortress Fund V GP (BCF) L.P. is the general partner of each of the Fund V BCF Funds, and the general partner of Fortress Fund V GP
     (BCF) L.P. is Fortress Fund V GP (BCF) Holdings Ltd., which is wholly-owned by Principal Holdings I LP. FIG LLC is the investment manager of Fund V ADE Funds and Fund V BCF Funds, and is wholly-owned by Fortress Operating Entity I LP ("FOE I"). FIG Corp. is the general partner of FOE I and FOE
     II. FIG Asset Co. LLC is the general partner of Principal Holdings I LP. Fortress Investment Group LLC ("Fortress") wholly owns each of FIG Corp. and FIG Asset Co. LLC. Wesley R. Edens owns approximately 18% of Fortress as of April 1, 2009.

(3) By virtue of his indirect interest in PNG Holdings, Mr. Edens may be deemed to beneficially own the shares listed in this report as beneficially owned by PNG Holdings. Mr. Edens disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein and the inclusion of the shares in this report shall not be deemed to be an admission of beneficial ownership of all of the reported shares for purposes of Section 16 of the Securities Exchange Act of 1934, or otherwise.